[LETTERHEAD OF RENKEMEYER, CAMPBELL, GOSE & WEAVER]

September 5, 2002

American Fidelity Deposit Corporation

14420 East 6th Avenue

Aurora, Colorado 80011

Re: Subordinated Notes-Series 2002

Ladies and Gentlemen:

We have acted as special counsel to American Fidelity Deposit Corporation, a Colorado corporation (the "Company"), in connection with the proposed offering (the "Offering") of $5,000,000 aggregate principal amount of American Fidelity's Subordinated Notes-Series 2002 (the "Notes"). In this connection, we have examined such corporate and other records, instruments, certificates and documents, as we have considered necessary to enable us to express this opinion.

Based on the foregoing, it is our opinion that upon completion of the Offering, the Subordinated Notes will have been duly authorized for issuance. The Subordinated Notes, when delivered in accordance with the terms of the Board resolution governing subordinated note provisions in substantially the form filed as Exhibit 4.3 to the Registration Statement, the subscription agreement in substantially the form filed as Exhibit 4.1 to the Registration Statement and the subordinated note agreement in substantially the form filed as Exhibit 4.2 to the Registration Statement will be validly issued and enforceable in accordance with the Board resolution governing subordinated note provisions.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters".

Very truly yours,

/s/ Renkemeyer, Campbell, Gose & Weaver LLP RENKEMEYER, CAMPBELL, GOSE & WEAVER LLP